UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

EARTHSTONE ENERGY INC

(Name of Issuer)

Class A Common Stock, $0.001 par value

(Title of Class of Securities)

27032D304

(CUSIP Number)

August 3, 2023

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐    Rule 13d-1(b)

☒    Rule 13d-1(c)

☐    Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	13G	Page 2 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Private Equity (E&P) XI-A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 3 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus XI (E&P) Partners–A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 4 of 45 Pages

1.	Names of Reporting Persons WP IRH Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 5 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus XI (E&P) Partners-B IRH, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 6 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus XI (E&P) Partners-B, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 7 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus (E&P) XI, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 8 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus (E&P) XI LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 9 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Partners (E&P) XI LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO (Limited Liability Company)

CUSIP No.	13G	Page 10 of 45 Pages

1.	Names of Reporting Persons WP Energy IRH Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 11 of 45 Pages

1.	Names of Reporting Persons WP Energy Partners IRH Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 12 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Energy (E&P) Partners-B IRH, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 13 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Energy (E&P) Partners-B, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 14 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Energy (E&P) Partners–A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 15 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Energy (E&P)–A, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 16 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 17 of 45 Pages

1.	Names of Reporting Persons WP Energy Chisholm Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 18 of 45 Pages

1.	Names of Reporting Persons WP Energy Partners Chisholm Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 19 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Private Equity (E&P) XII (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 20 of 45 Pages

1.	Names of Reporting Persons WP XII Chisholm Holdings, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 21 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 22 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Private Equity (E&P) XII-D (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 23 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Private Equity (E&P) XII-E (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 24 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus XII (E&P) Partners-1, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 25 of 45 Pages

1.	Names of Reporting Persons WP XII (E&P) Partners (A), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 26 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus XII (E&P) Partners-2, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 27 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus (E&P) XII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 28 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus (E&P) XII LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 29 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus (E&P) Energy GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 30 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus (E&P) Energy LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 31 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus Partners II (US), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No.	13G	Page 32 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus & Company US, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 33 of 45 Pages

1.	Names of Reporting Persons Warburg Pincus LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No.	13G	Page 34 of 45 Pages

Item 1(a).	Name of Issuer:

EARTHSTONE ENERGY, INC. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Item 2(a).	Names of Persons Filing:

This Schedule 13G is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

1.	Warburg Pincus Private Equity (E&P) XI – A, L.P. (“WP E&P XI A”)

2.	Warburg Pincus XI (E&P) Partners – A, L.P. (“WP XI E&P Partners A”)

3.	WP IRH Holdings, L.P. (“WP IRH Holdings”)

4.	Warburg Pincus XI (E&P) Partners-B IRH, LLC (“WP XI E&P Partners B IRH”)

5.	Warburg Pincus XI (E&P) Partners – B, L.P. (“WP XI E&P Partners B”)

6.	Warburg Pincus (E&P) XI, L.P. (“WP XI E&P GP”)

7.	Warburg Pincus (E&P) XI LLC (“WP XI E&P GP LLC”)

8.	Warburg Pincus Partners (E&P) XI LLC (“WPP E&P XI”)

9.	WP Energy IRH Holdings, L.P. (“WPE IRH Holdings”)

10.	WP Energy Partners IRH Holdings, L.P. (“WPE Partners IRH Holdings”)

11.	Warburg Pincus Energy (E&P) Partners-B IRH, LLC (“WPE E&P Partners B IRH”)

12.	Warburg Pincus Energy (E&P) Partners-B, L.P. (“WPE E&P Partners B”)

13.	Warburg Pincus Energy (E&P) Partners-A, L.P. (“WPE E&P Partners A”)

14.	Warburg Pincus Energy (E&P)-A, L.P. (“WPE E&P A”)

15.	Warburg Pincus Energy (E&P) Partners-B Chisholm, LLC (“WPE E&P Partners B Chisholm”)

16.	WP Energy Chisholm Holdings, L.P. (“WPE Chisholm Holdings”)

17.	WP Energy Partners Chisholm Holdings, L.P. (“WPEP Chisholm Holdings”)

18.	Warburg Pincus Private Equity (E&P) XII (A), L.P. (“WP PE E&P XII”)

19.	WP XII Chisholm Holdings, L.P. (“WP XII Chisholm Holdings”)

20.	Warburg Pincus XII (E&P) Partners-2 Chisholm, LLC (“WP XII E&P Partners 2 Chisholm”)

21.	Warburg Pincus Private Equity (E&P) XII-D (A), L.P. (“WP PE E&P XII D”)

22.	Warburg Pincus Private Equity (E&P) XII-E (A), L.P. (“WP PE E&P XII E”)

23.	Warburg Pincus XII (E&P) Partners-1, L.P. (“WP XII E&P Partners 1”)

24.	WP XII (E&P) Partners (A), L.P. (“WP XII E&P Partners A”)

25.	Warburg Pincus XII (E&P) Partners-2, L.P. (“WP XII E&P Partners 2”)

26.	Warburg Pincus (E&P) XII, L.P. (“WP E&P XII”)

27.	Warburg Pincus (E&P) XII LLC (“WP E&P XII LLC”)

28.	Warburg Pincus (E&P) Energy GP, L.P. (“WPE E&P GP”)

29.	Warburg Pincus (E&P) Energy LLC (“WPE E&P GP LLC”)

30.	Warburg Pincus Partners II (US), L.P. (“WPP II US”)

31.	Warburg Pincus & Company US, LLC (“WP & Co. US LLC”)

32.	Warburg Pincus LLC (“WP LLC”)

Each of the Reporting Persons, except for WP & Co. US LLC and WP LLC, is organized under the laws of the state of Delaware. WP & Co. US LLC and WP LLC are organized under the laws of the state of New York.

WPE E&P Partners B is the managing member of WPE E&P Partners B Chisholm and the general partner of WPE E&P Partners B IRH. WP E&P GP is the general partner of WPE E&P A, WPE E&P Partners A, WPE E&P Partners B, WPE IRH Holdings, WPE Partners IRH Holdings, WPE Chisholm Holdings and WPEP Chisholm Holdings. WPE E&P GP LLC is the general partner of WPE E&P GP. WP XI E&P Partners B is the general partner of WP XI E&P Partners B IRH. WP XI E&P GP is the general partner of WP E&P XI A, WP XI

CUSIP No.	13G	Page 35 of 45 Pages

E&P Partners A, WP IRH Holdings, and WP XI E&P Partners B. WP XI E&P GP LLC is the general partner of WP XI E&P GP. WPP E&P XI is the managing member of WP XI E&P GP LLC. WP XII E&P Partners 2 is the managing member of WP XII E&P Partners 2 Chisholm. WP E&P XII is the general partner of WP XII E&P Partners 2, WP PE E&P XII, WP XII Chisholm Holdings, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners A and WP XII E&P Partners 1. WP E&P XII LLC is the general partner of WP E&P XII. WPP II US is the managing member of WPP E&P XI, WP E&P XII LLC and WPE E&P GP LLC. WP & Co. US LLC is the general partner of WPP II US. WP LLC is a registered investment adviser, and the manager of WP PE E&P XII, WP PE E&P XII D, WP PE E&P XII E, WP XII E&P Partners 1, WP XII E&P Partners A, WP E&P XI A, WP XI E&P Partners A, WP XI E&P Partners B, WPE E&P Partners A, WPE E&P Partners B and WPE E&P A.

Item 2(b).	Address of the Principal Business Office or, if None, Residence:

The principal business addresses of each of the Reporting Persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

Item 2(c).	Citizenship:

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities:

Class A Common Stock, $0.001 par value per share (“Shares”)

Item 2(e).	CUSIP Number:

27032D304

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.	Ownership.

The information required by Items 4(a)-(c) with respect to each Reporting Person is set forth in Rows 5-11 of the applicable cover page hereto, and is incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

CUSIP No.	13G	Page 36 of 45 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 8, 2023

Warburg Pincus Private Equity (E&P) XI – A, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus XI (E&P) Partners – A, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WP IRH Holdings, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus XI (E&P) Partners-B IRH, LLC

By:	Warburg Pincus XI (E&P) Partners – B, L.P., its managing member
By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus XI (E&P) Partners – B, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus (E&P) XI LLC

By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus Partners (E&P) XI LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WP Energy IRH Holdings, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WP Energy Partners IRH Holdings, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus Energy (E&P) Partners-B IRH, LLC

By:	Warburg Pincus Energy (E&P) Partners-B, L.P., its managing member
By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus Energy (E&P) Partners-B, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus Energy (E&P) Partners-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

Warburg Pincus Energy (E&P)-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) XII, L.P.

By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) XII LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS ENERGY (E&P) PARTNERS-B CHISHOLM, LLC

By:	Warburg Pincus Energy (E&P) Partners-B, L.P., its managing member
By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WP ENERGY CHISHOLM HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WP ENERGY PARTNERS CHISHOLM HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member

By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WP XII CHISHOLM HOLDINGS, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-2 CHISHOLM, LLC

By:	Warburg Pincus XII (E&P) Partners-2, L.P., its managing member
By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII-D (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY (E&P) XII-E (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WP XII (E&P) PARTNERS (A), L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-1, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS XII (E&P) PARTNERS-2, L.P.

By:	Warburg Pincus (E&P) XII, L.P., its general partner
By:	Warburg Pincus (E&P) XII LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) ENERGY GP, L.P.

By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS (E&P) ENERGY LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS PARTNERS II (US), L.P.

By:	Warburg Pincus & Company US, LLC, its general partner

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS & COMPANY US, LLC

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	Authorized Signatory

WARBURG PINCUS LLC

By:	/s/ Harsha G. Marti
Name:	Harsha G. Marti
Title:	General Counsel and Managing Director

EXHIBIT LIST

Exhibit 99.1	Joint Filing Agreement, dated as of August 22, 2022 (incorporated by reference to that certain Exhibit A to that certain Schedule 13G file on August 22, 2022 by the Reporting Persons with the Securities and Exchange Commission).